Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS FUND SUB-ADMINISTRATION SERVICING AGREEMENT (the “Agreement”), is made and entered into as of the last day written on the signature page by and between ARISTOTLE INVESTMENT SERVICES, LLC, a Delaware limited liability company, (the “Administrator”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Administrator has entered into a Supervision and Administration Agreement (the “Administration Agreement”) with Aristotle Funds Series Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”), and each of its series portfolios listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Administrator desires to retain USBGFS to provide fund sub-administration services to Administrator in connection with the Administrator’s services to the Trust under the Administration Agreement; and

WHEREAS, USBGFS is willing to provide sub-administrative services to the Administrator on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Sub-Administrator

The Administrator hereby appoints USBGFS to act as sub-administrator of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Service Levels

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it with respect to the services hereunder, subject to final agreement between the parties on the terms and conditions thereof. The parties hereto represent to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

3.	Services and Duties of USBGFS

USBGFS shall provide the following administration services with respect to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Trust service providers.

(2)	Supply:

a.	Non-investment-related statistical and research data as requested.

b.	Other research and industry data as requested.

(3)	In coordination with the Administrator:

a.	Prepare agendas and other materials for quarterly Board of Trustees (the “Board”) meetings.

b.

Post materials to the Board’s web portal (Diligent) and maintain all records and materials posted therein, so long as Administrator continues to elect to use the Comprehensive Digital Services as described in Exhibit D.

c.	Take minutes of Board meetings.

d.	Prepare Board written consents and related materials.

e.	Take such other actions in connection with the Board and its meetings as reasonably requested.

(4)	Coordinate the Fund’s communications, such as:

a.	Prepare reports based on financial and administrative data.

b.	Assist with the selection of the independent auditor.

c.

If requested by the Administrator, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

d.	Recommend dividend declarations to the Administrator and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

(5)	Audits and Exams:

a.	For the annual Fund independent audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For the SEC or other regulatory exams, provide requested information to the SEC, other regulatory agencies, or the Administrator to assist the exam process.

(6)	Pay Fund expenses upon written authorization from the Administrator.

(7)

Keep the Trust’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to USBGFS by the Administrator, the Trust or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Calculation of asset and diversification tests on a quarterly basis.

(ii)	Calculation of total return and SEC yields.

(iii)	Maintenance of all books and records as required by the 1940 Act and applicable rules thereunder.

b.

At each quarter-end and on a post-trade basis, monitor each Fund’s compliance with applicable 1940 Act requirements and the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Administrator in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Funds, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

d.

In order to assist the Funds in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Compliance Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Compliance Rule) involving USBGFS that affect or could affect the Funds.

e.	In coordination with the Administrator, prepare and maintain a “compliance calendar” for the Trust containing relevant filing and Board meeting deadlines.

(2)	Blue Sky Compliance:

a.

Prepare and file with the SEC and appropriate state securities authorities any and all required compliance filings (e.g., Form D and “blue sky” filings) relating to the qualification of the securities of the Funds so as to enable the Funds to make a continuous offering of their shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

(3)	SEC Registration and Reporting:

a.	Prepare and file, in coordination with the Administrator and Fund counsel, the Registration Statement, including interim supplements and annual updates thereto.

b.

Prepare and file, in coordination with the Administrator and Fund counsel, annual and semiannual shareholder reports and other filings, such as, but not limited to, Form N-CEN, Form N-CSR, Form N-PORT, Form N-PX, Form N-LIQUID, Form N-RN and Rule 24f-2 notices, or any successor forms thereto.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(4)	Tax Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements on a quarterly basis.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Trust management and/or its independent accountant.

C.	Financial Reporting:

(1)	Provide financial data required by the Registration Statement.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the SEC, and the independent auditor.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Funds’ financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Funds.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect a Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

g.	Note to Financial Statements.

D.	Tax Reporting:

(1)

Prepare for the review of the independent accountants and/or Trust management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Trust management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Trust’s management and independent accountant with tax reporting information pertaining to the Funds as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Trust management and/or the independent accountant.

(4)	Prepare and file on behalf of Trust management Form 1099 MISC for payments to disinterested qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	If the Administrator or Trust so elects, USBGFS shall provide additional services that are further described in the fee schedule Exhibit B.

4.	License of Data; Warranty; Termination of Rights

A.

USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Administrator. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Administrator or Trust. The Administrator acknowledges and agrees that certain Data Providers may also require the Administrator or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.

B.

The Administrator agrees to indemnify and hold harmless USBGFS and its respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising out of the Administrator’s misuse of, or inability to use, the Data or any breach by the Administrator of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.

C.

USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Compliance Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Administrator agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Administrator’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Administrator’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Administrator), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Administrator’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Administrator further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

5.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Administrator shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Administrator shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Administrator is disputing any amounts in good faith. The Administrator shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.

6.	Representations and Warranties

A.	The Administrator hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and the Trust has directed, and will continue to direct through the term of this Agreement that the appropriate state securities law filings be made to enable the Trust to make a continuous public offering of its shares in such states as the Trust and Administrator determines is necessary or appropriate; and

(5)

All records of the Trust provided to USBGFS by the Administrator or by a prior service provider of the Administrator are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business and will provide its services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

There is no action, suit or proceeding before or by any court or governmental agency or body or otherwise, now pending, or to the knowledge of USBGFS threatened against or affecting USBGFS which might result in a material adverse change in the condition, financial or otherwise, of USBGFS; and

(5)	It will maintain a commercially appropriate level of errors and omissions or professional liability insurance coverage.

7.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Administrator or any other service provider to the Administrator (other than USBGFS or any of its affiliates), or any employee of the foregoing; or for any loss suffered by the Administrator or any third party in connection with USBGFS’ duties under this

Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall indemnify and hold harmless USBGFS and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates may sustain or incur or that may be asserted against USBGFS or its affiliates by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized person of the Administrator, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Administrator, the Trust and the Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Administrator, the Trust and the Funds may sustain or incur or that may be asserted against the Administrator, the Trust and the Funds by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Administrator, the Trust and the Funds” shall include the parties’ trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Administrator, at such times as the Administrator may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense. Where practicable under the circumstances, USBGFS shall promptly notify the Administrator and applicable Fund of any material administrative error and shall consult with the Administrator and Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBGFS is acting in another capacity for the Administrator pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

8.	Data Necessary to Perform Services

The Administrator or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Administrator, the Trust and the Funds (together, the “Aristotle Parties”), all records and other information relative to the Aristotle Parties and prior, present, or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Administrator, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Administrator. USBGFS represents not to use any non-public holdings information of the Funds to make securities trading decisions and has policies and procedures reasonably designed to prevent its directors, officers and employees from doing so. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Administrator or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act and other applicable U.S. privacy laws, rules and regulations, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Administrator and its shareholders.

B.

USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the Trust shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall promptly notify the Trust in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach; provided that USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement

C.

The Administrator agrees on behalf of itself and its officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information that was already in the possession of the Administrator prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

D.

Notwithstanding anything herein to the contrary, (i) the Administrator shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Administrator in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Administrator or the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Administrator or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Administrator of its responsibilities to the Trust for assuring such compliance or the Administrator’s oversight responsibility with respect thereto. USBGFS shall comply with changes to all regulatory requirements affecting its services to the Administrator and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

B.

The Administrator shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Administrator or any Fund or the services provided under this Agreement.

12.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years (“Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 13, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Administrator would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Administrator to a successor service provider.

D.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Administrator.

13.	Early Termination

In the absence of any material breach of this Agreement, should the Administrator elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Administrator agrees to pay the following fees with respect to each Fund subject to the termination:

a.

all monthly fees through the remaining Initial Term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.	all reasonable fees associated with converting services to successor service provider;

c.

all reasonable fees associated with any required statement and other shareholder reporting, record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Administrator by written notice to USBGFS, USBGFS will promptly, upon such termination and at the reasonable expense of the Administrator, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Administrator (if such form differs from the form in which USBGFS has maintained the same, the Administrator shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Administrator. The Administrator shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of USBGFS, or by USBGFS without the written consent of the Administrator.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Administrator’s attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Administrator acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Administrator and rely on outside counsel retained by the Administrator to review all services provided by USBGFS and to provide independent judgment on the Administrator’s behalf. The Administrator acknowledges that because no attorney-client relationship exists between the Administrator and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or upon receipt of registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Administrator shall be sent to:

Aristotle Investment Services, LLC

11100 Santa Monica Blvd

Suite 1700

Los Angeles, CA 90025-0449

Attn: Chief Operating Officer

Phone: 310-478-4005

Email: afst@aristotlecap.com

with a mandatory copy to:

Aristotle Investment Services, LLC

11100 Santa Monica Blvd

Suite 1700

Los Angeles, CA 90025-0449

Attn: Chief Legal Officer

Phone: 310-478-4005

Email: afst@aristotlecap.com

22.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

23.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ARISTOTLE INVESTMENT SERVICES, LLC

By:	/s/ Kim St. Hilaire
Name:	Kim St. Hilaire
Title:	Chief Operating Officer
Date:	April 5, 2023

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jason Hadler
Name:	Jason Hadler
Title:	Sr. Vice President
Date:	April 6, 2023

Exhibit A

Separate Series of Aristotle Funds Series Trust

Name of Series

Aristotle Ultra Short Income Fund

Aristotle Short Duration Income Fund

Aristotle Core Income Fund

Aristotle ESG Core Bond Fund

Aristotle Strategic Income Fund

Aristotle Floating Rate Income Fund

Aristotle High Yield Bond Fund

Aristotle Small/Mid Cap Equity Fund

Aristotle Small Cap Equity Fund II

Aristotle Growth Equity Fund

Aristotle Core Equity Fund II

Aristotle International Equity Fund II

Aristotle Portfolio Optimization Conservative Fund

Aristotle Portfolio Optimization Moderate Conservative Fund

Aristotle Portfolio Optimization Moderate Fund

Aristotle Portfolio Optimization Growth Fund

Aristotle Portfolio Optimization Aggressive Growth Fund

Exhibit B

Regulatory Administration Services Project Fee Schedule

Ongoing annual regulatory administration services – in support of external legal counsel

Only applies in proprietary trust structure. Includes annual registration statement update and drafting of supplements:

•	$[ ] annually

Additional Regulatory Administration Services

•	Subsequent new fund launch – $[ ] per fund or as negotiated

•	Subsequent new share class launch – $[ ] per project

•	Multi-managed funds – as negotiated based upon specific requirements

•	Proxy – as negotiated based upon specific requirements

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Postage, Federal and state filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, EDGAR/iXBRL filing.

Fund startup and registration service fees are billed [ ] following the selection of USBGFS and [ ] 75 days after the preliminary registration statement is filed with the SEC.

Extraordinary services – negotiated based upon specific requirements

•	Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, other exemptive applications.

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule

Annual Fee Based Upon Average Net Assets per Fund Complex*

[ ] basis points on the first $[ ] Billion

[ ] basis points on the next $[ ] Billion

[ ] basis points on the balance

Minimum Annual Fee: $[ ] per fund

Services Included in Annual Fee Per Fund

•	Advisor Information Source – On-line access to portfolio management and compliance information.

•	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

•	Core Tax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

•	$[ ] – Listed Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

•	$[ ] – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds

•

$[ ] – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Corporate; Government and Agency Bonds; and High Yield Bonds.

•	$[ ] – Bank Loans

•	Derivative Instruments are generally charged at the following rates:

•	$[ ] – Interest Rate Swaps, Foreign Currency Swaps

•	$[ ] – Swaptions

•	$[ ] – Credit Default Swaps

$[ ]- Intraday money market funds pricing, up to 3 times per day

•	$[ ] per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDOs, and complex derivative instruments which may result in additional swap setup fees.

Corporate Action and Factor Services

•	$[ ] per Foreign Equity Security per Month

•	$[ ] per Domestic Equity Security per Month

•	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

•	$[ ] per security per month for fund administrative data

SEC Modernization Requirements

•	Form N-PORT – $[ ] per year, per Fund

•	Form N-CEN – $[ ] per year, per Fund

Chief Compliance Officer Support Fee

•	$[ ] per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*

Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly in arrears.

The fees described above with respect to Fund Administration, Fund Accounting & Portfolio Compliance Services and the Chief Compliance Officer Support Fee apply to the services under both this Agreement and the Fund Accounting Services Agreement between USBGFS and the Trust of even date herewith. For the avoidance of doubt, these fees will be assessed once for the Trust and not separately under each Agreement, even though each Agreement has an identical Exhibit B with respect to Fund Administration, Fund Accounting & Portfolio Compliance Services.

Fund Administration & Portfolio Compliance

Additional Services Fee Schedule

Transfer In-Kind

•	Tax Free Transfer In-Kind Cost Basis Tracking* – $[ ] per sub-account per year

Daily Compliance Services (if required)

•	Base fee – $[ ] per fund per year

•	Setup – $[ ] per fund group

Section 18 Compliance Testing

•	$[ ] set up fee per fund complex

•	$[ ] per fund per month

Section 15(c) Reporting

•	$[ ] per fund per standard reporting package*

*	Standard reporting packages for annual 15(c) meeting

•	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

•	Performance reporting package: Peer Comparison Report

•	Additional 15(c) reporting is subject to additional charges

•	Standard data source – Morningstar; additional charges will apply for other data services

Equity & Fixed Income Attribution Reporting

•	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Fees for Special Situation:

•	Fee will be accessed.

Rule 2a-5 Reporting (valuation reporting and support):

•	$[ ] per fund

Customized delivery of data:

TBD

Digital Board Materials

•	See Exhibit D

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services

•	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[ ] per year

•	Additional Capital Gain Dividend Estimates – (First two included in core services) – $[ ] per additional estimate

•	State tax returns—(First two included in core services) – $[ ] per additional return

Tax Reporting – MLP C-Corporations

Federal Tax Returns

•	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[ ]

•	Prepare Federal and State extensions (If Applicable) – Included in the return fees

•	Prepare provision estimates – $[ ] Per estimate

State Tax Returns

•	Prepare state income tax returns for funds and blocker entities – $[ ] per state return

•	Sign state income tax returns – $[ ] per state return

•	Assist in filing state income tax returns – Included with preparation of returns

•	State tax notice consultative support and resolution – $[ ] per fund

Exhibit C

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•

The Administrator shall use the Data solely in connection with the services provided under this Agreement and will not redistribute the Data in any form or manner to any third party, except to the extent that the Administrator is permitted to do so under the terms of any other applicable agreement granting the Administrator rights to the Data or as may otherwise be expressly agreed to by the Data Provider.

•

The Administrator will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Administrator will treat the Data as proprietary to the Data Provider. Further, the Administrator shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Administrator will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other unaffiliated person or organization directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Administrator shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•

The Administrator shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Administrator.

•	The Administrator acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•

The Administrator acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

•

THE DATA IS PROVIDED TO THE ADMINISTRATOR ON AN “AS IS” BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY

OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•

THE ADMINISTRATOR ASSUMES THE ENTIRE RISK OF ANY USE THE ADMINISTRATOR MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE ADMINISTRATOR, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE ADMINISTRATOR TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit D

DIGITAL BOARD MATERIALS

1.	Services. USBGFS shall provide one of the following supplemental digital board services to the Trust (the “Digital Board Services”) as the Fund may elect as described below:

A.	Comprehensive Digital Services

i.	Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by USBGFS.

B.	Light Digital Offering

i.	Compilation of all board materials by USBGFS into a PDF stored on a OneDrive site to be accessed by the Trust’s Board participants.

2.	Compensation. The Trust shall pay to USBGFS fees for the Board Services selected in accordance with the fee schedules as follows:

A.	Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	$	[	]
Per User Fee[2]	$	[	]
Per Separate Committee[3] Fee	$	[	]

[1]	Subject to an annual increase, provided that the annual increase will not exceed 4.5% through October 2025
[2]	Per user fee applies to all users excluding any USBGFS employee
[3]

A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees

B.	Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	$	[	]

[1]

Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

3.	Selection of Services.

A.

Comprehensive Digital Services. The selection of Comprehensive Digital Services shall be binding on the Trust for one year. Following any one year period of Comprehensive Digital Services the Trust may select (i) Comprehensive Digital Services for an additional one year period, (ii) the Light Digital Offering, or (iii) only the basic board services provided under the Agreement.

B.

Light Digital Offering. The selection of the Light Digital Offering shall be binding on the Trust for one quarter. Following any quarter for which the Trust has selected the Light Digital Offering the Trust may select (i) Comprehensive Digital Services, (ii) the Light Digital Offering for an additional quarter, or (iii) only the basic board services provided under the Agreement.

4.	Third-Party Vendors.

A.

The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to USBGFS, and if USBGFS shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall terminate and USBGFS shall undertake to ensure all prior Trust board materials on Diligent are preserved and transferred to a new provider or the Administrator.

B.

The Trust agrees that it shall, and it shall cause its Board participants and other users to, comply with any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

The Trust agrees that USBGFS shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data lass, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor.

C.

USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.